10/22/2021

Elizabeth Fogarty
1057 Oenoke Ridge
New Canaan, CT 06840

Elizabeth,

On behalf of the GXO Logistics leadership team, I’m happy to offer you the following updated offer for the position of Chief Communications Officer, effective September 1, 2021. I know I speak for the rest of our team when I say how pleased we are to make you this offer. This updated offer letter is reflective of your final offer details, as approved by the Compensation Committee of the Company’s Board of Directors.

In this role, you’ll report directly to Malcolm Wilson, Chief Executive Officer. You’ll be based out of our Greenwich, CT office.

Your salary and compensation
We’d like to offer you the following compensation package:
•You’ll receive $15,384.62, paid on a biweekly basis, or $400,000 annually. There is up to a three-week processing period before you receive your first check.
•Annual Incentive: The incentive plan structure is based on a target percentage of your eligible earnings. The target incentive for you is 75% of your eligible earnings if you achieve all your performance goals and targets (determined by your supervisor) and the Company achieves its business goals. Your annual incentive will be based on eligible earnings from your start date. If your start date is after September 30th, you are not eligible for that year’s annual incentive. Instead eligibility begins January 1st of the following year.
•Long-term Incentive: You will be eligible for a long-term incentive award, the amount and form of which will be determined after the end of each performance year (it being understood that the first such performance year shall be the year in which you are hired), in conjunction with determination of your final annual incentive achievement. Any such award will be contingent upon the approval of the Compensation Committee of the Company’s Board of Directors or its delegate.
•Annual and long-term incentive awards will be reflective of your individual performance and contributions, the Company and/or business unit performance, as applicable, and the scope and expectations of your position/role in the Company and/or your business unit. As an at-will employee, annual and long-term incentives are subject to change at the sole discretion of the Company.
•Equity Sign-On: As approved by the Compensation Committee of the Company’s Board of Directors, you will be granted the following one-time award, reflected below at grant date value, subject to the terms and conditions set forth in the award agreement that will be provided to you after hire.

•Time-Based Restricted Stock Units (RSUs): $350,000 of grant date value will be awarded to you in the form of RSUs as soon as practicable after your start date, subject to the following vesting schedule and your continuing employment with the Company on such date: the RSUs will vest in three equal increments on the first three anniversaries of the grant date.
Your benefits
At GXO, we’re committed to hiring the best people, such as yourself. That’s why we offer a competitive benefits package—including healthcare coverage, personal time off, life/disability insurance, retirement planning and more. Additional details related to our benefits package are included with your new hire materials.

Severance Benefits: You will also be eligible for severance payments and other benefits upon certain qualifying termination events, subject to the terms and conditions of the GXO Logistics, Inc. Severance Plan (“Plan”).

Legal considerations
In your work for the Company, you are expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have a confidentiality obligation. You are expected to use only generally known information which is used by persons with training and experience comparable to your own, which is common in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. As a condition of your continued employment, you are expected to abide by the Company’s rules and policies as may be published from time to time. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You confirm that you have carefully reviewed your files (including emails, computer files and hard copies, whether personal or business) and deleted, and not retained copies of, any files prepared, generated or used during any prior employment that could contain confidential information or trade secrets of your current or former employer. You agree not to bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you owe a confidentiality obligation.

GXO is an at-will employer. You may terminate your employment with the Company at any time and for any reason by notifying GXO; the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. The at-will employment relationship cannot be changed except in writing signed by GXO’s Chief Executive Officer.

As applicable, your acceptance of this offer and commencement of employment with the Company is contingent upon your acceptance of the Company’s Confidential Information Protection Agreement (CIPA), which prohibits unauthorized use or disclosure of the Company’s proprietary information.

This letter, along with the CIPA, if applicable, contains the entire agreement and understanding between you and the Company regarding the employment relationship and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). This offer of employment is not to be construed as a contract for employment in any particular position for any particular salary or time period.

This employment offer is contingent on the satisfactory conclusion of appropriate background check and a pre-employment drug screen as applicable. Although your employment at GXO may begin prior to the completion of the background check or drug screen at the Company’s discretion, your continued employment remains subject to the satisfactory completion of the background check and drug screen. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Taking the next step
As you know, GXO has generated tremendous momentum, thanks to the efforts of our people and leaders the world over. With you on our team, we’re sure to continue along this trajectory and move forward to greater success.

Please make sure you’ve read the offer letter completely, plus all information included with it. Then sign and return the offer letter by e-mail to Mary.Criser@gxo.com.

If you have any questions, please reach out to me at (336) 501-6171 or Andrea.Adams@gxo.com.
We look forward to working with you at GXO!

Andrea Adams, Senior Vice President, Talent Acquisition
Andrea.Adams@gxo.com

EMPLOYMENT ACCEPTANCE
I accept employment with GXO Logistics, as a Chief Communications Officer at the Greenwich, CT location, reporting to work on date to be determined.

/s/ Elizabeth Fogarty
Elizabeth Fogarty
10/22/2021
Date